Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports $10.4 Million in First Quarter EXPAREL® Revenue and Full First Quarter 2013 Financial Results

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., May 8, 2013 — Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) today announced consolidated financial results for the quarter ended March 31, 2013 and provided updates on the commercial launch of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States.

“We saw a solid quarter in what was the fourth quarter of our EXPAREL launch,” said Dave Stack, president and chief executive officer of Pacira. “We continue to see growth from new customers as well as expansion with existing customers who have had access to the product for some time. Especially important is the recent pattern where we have achieved formulary approval without restrictions for several major centers of influence based on the clinical evidence and the broad base of surgical specialties expressing interest in EXPAREL. At the same time, many early-adopting institutions, where EXPAREL was made available with restrictions, have removed these restrictions based on their success in utilizing reduced opioid pain management strategies.”

Recent Highlights and Upcoming Events

•                  EXPAREL Commercialization: In the first quarter ended March 31, 2013, EXPAREL sales totaled $10.4 million, up from $7.8 million in the fourth quarter of 2012. As of March 31, 2013, 1,065 accounts ordered EXPAREL, compared to 819 accounts as of December 31, 2012. Of these, 308 accounts ordered EXPAREL six times or more and 175 accounts ordered 10 times or more. Pacira continues its steady expansion since launch with an average of 22 new customers per week as of March 31, 2013.

•                  EXPAREL as Part of a Multimodal Approach to Postsurgical Pain Management: Recently published national and regional analyses of more than 400,000 patients receiving opioids for postsurgical pain management show that patients who experienced opioid-related adverse events (ORAEs) had longer lengths of hospital stay, higher costs of care, greater rates of 30-day readmission to the hospital and a significantly increased risk of mortality. Although opioids have long been the mainstay of postsurgical pain control, these analyses are part of a growing body of evidence that suggests the need to re-examine the benefit-risk profile of an opioid-centric pain management paradigm and to explore a multimodal approach that uses alternative modalities to decrease the amount of opioids needed.

•                  Recent Data Supporting the Utility of EXPAREL Among Surgical Audiences: Last month, Pacira announced results from EXCLAIM, its Phase 4 prospective, observational study, to assess the use of EXPAREL for postsurgical analgesia in patients undergoing four common plastic surgery procedures.

•                  Investor Meetings: Pacira management will be presenting at the Bank of America Merrill Lynch 2013 Health Care Conference on May 15, 2013 in Las Vegas and will be presenting at the Jefferies 2013 Global Healthcare Conference on June 3, 2013 in New York City.

First Quarter 2013 Financial Results

•                  Total revenues for the quarter ended March 31, 2013 were $11.6 million compared with $7.8 million for the quarter ended March 31, 2012. The increase in revenues was primarily driven by $10.4 million of net product sales of EXPAREL, which represents the sale of product shipped directly to end-users, including hospitals and ambulatory surgery centers. This was partially offset by a decrease in collaborative licensing and development revenue of $6.2 million due to the recognition of deferred revenue during 2012 associated with the termination of certain licensing agreements.

•                  Total operating expenses for the quarter ended March 31, 2013 were $30.2 million compared with $18.9 million for the quarter ended March 31, 2012. The increase was primarily driven by the cost of EXPAREL product sold. Additionally, clinical development costs increased due to the ongoing pivotal trials of EXPAREL administered as a femoral nerve block for total knee arthroplasty surgery and as an intercostal nerve block for thoracotomy.

•                  Net loss for the quarter ended March 31, 2013 was $23.1 million, or $0.71 per share (based on 32.7 million weighted average shares outstanding) compared to $11.9 million, or $0.47 per share (based on 25.4 million shares outstanding) for the quarter ended March 31, 2012. The increase in net loss was the result of increased operating expenses and a $3.4 million loss on early extinguishment of debt recognized during the quarter ended March 31, 2013.  As of March 31, 2013, the Company had 33.0 million shares of common stock outstanding.

•                  Pacira ended the first quarter of 2013 with cash and cash equivalents, restricted cash and short-term investments (“cash”) of $110.2 million. During the quarter ended March 31, 2013, Pacira closed an offering of $120.0 million in aggregate principal amount of 3.25 percent convertible senior notes due February 1, 2019.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Wednesday, May 8, 2013, at 9 a.m. ET. The call can be accessed by dialing 1-866-700-0133 (domestic) or 1-617-213-8831 (international) five minutes prior to the start of the call and providing the passcode 29560281.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), and providing the passcode 60916641.  The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is an emerging specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL to include nerve block; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Net product sales	$10,835	$446
Collaborative licensing and development revenue	243	6,490
Royalty revenue	509	868
Total revenues	11,587	7,804

Operating expenses:
Cost of revenues	11,391	6,495
Research and development	5,905	1,294
Selling, general and administrative	12,936	11,152
Total operating expenses	30,232	18,941
Loss from operations	(18,645)	(11,137)

Other (expense) income:
Interest income	73	63
Interest expense	(1,519)	(514)
Loss on early extinguishment of debt	(3,398)	—
Royalty interest obligation	(86)	(282)
Other, net	(5)	(24)
Total other expense, net	(4,935)	(757)
Loss before income taxes	(23,580)	(11,894)
Income tax benefit	442	—
Net loss	$(23,138)	$(11,894)

Net loss per share:
Basic and diluted net loss per common share	$(0.71)	$(0.47)
Weighted average common shares outstanding:
Basic and diluted	32,709,298	25,367,306

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$110,246	$42,573
Accounts receivable, net	5,243	4,352
Inventories	10,760	12,077
Prepaid expenses and other current assets	2,740	1,920
Total current assets	128,989	60,922
Fixed assets, net	41,130	39,116
Goodwill	8,582	8,297
Intangibles, net	2,695	3,208
Other assets	3,845	511
Total assets	$185,241	$112,054
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,001	$2,569
Accrued expenses	9,872	9,792
Current portion of royalty interest obligation	853	823
Current portion of deferred revenue	972	972
Total current liabilities	12,698	14,156
Long-term debt, net of discount	95,857	25,191
Royalty interest obligation	723	857
Deferred revenue	3,477	3,720
Other liabilities	2,694	2,275
Total stockholders’ equity	69,792	65,855
Total liabilities and stockholders’ equity	$185,241	$112,054